EXHIBIT (23)-5


                          Consent of Smith Barney Inc.


We hereby  consent to (i) the  inclusion  of our opinion  letter to the Board of
Directors of HEALTHSOUTH Corporation ("HEALTHSOUTH") as Annex B to the Prospectus-Joint Proxy Statement of HEALTHSOUTH and Surgical Care Affiliates, Inc. ("SCA") relating to the proposed merger of a wholly owned subsidiary of HEALTHSOUTH with and into SCA and (ii) references made to our firm and such opinion in "Summary of Prospectus-Joint Proxy Statement -- The Merger -- Recommendations of the Board of Directors" and "-- The Merger -- Opinions of Financial Advisors -- HEALTHSOUTH" and "THE MERGER -- Reasons for the Merger; Recommendations of the Board of Directors" and "-- Opinion of Smith Barney". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                SMITH BARNEY INC.


New York, New York
December 12, 1995





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